Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports

Fourth Quarter and Full Year 2008 Results

Minnetonka, MN — March 24, 2009 — Communications Systems, Inc. (NASDAQ: JCS) today reported 2008 sales of $122,700,000, an all-time record for the Company. Sales were up 1.2% from a year ago. Reported net income for 2008, after a non-cash impairment charge of $3,000,000, was $6,611,000 or $0.77 per diluted share versus $7,511,000 or $0.85 per diluted share in 2007. The $3,000,000 non-cash impairment charge, as reported in the first quarter, was for goodwill and asset impairment due to the loss of the U.S. Virgin Islands Department of Education contract with JDL.

2008 fourth quarter sales remained flat at $28,405,000 compared to $28,451,000 in 2007. Fourth quarter net income was $1,370,000 or $0.17 per diluted share compared to $1,452,000 or $0.17 per diluted share for the same period in 2007.

For the year ending December 31, 2008, operating income increased 3.0%, after the non-cash impairment charge of $3,000,000, before taxes to $10,584,000 compared to $10,263,000 for 2007. Operating income increased to $2,219,000 for the fourth quarter of 2008 compared to $1,703,000 for the same period in 2007.

Jeffrey K. Berg, President and CEO, commented, “We are pleased with our 2008 fourth quarter and full year results in the face of the current world economic conditions. Transition Networks, our largest and fastest growing business unit, increased 2008 revenue 18% over 2007 and increased 2008 operating profit 84% over 2007. CSI’s employees are doing an outstanding job of managing through these difficult and challenging times, while continuing to prepare CSI and the business units for when the economy turns to a “growth position.”

David T. McGraw, Vice President of Finance and CFO, also commented, “CSI continues its history of a strong financial Company. At December 31, 2008, CSI closed the year with $29,952,000 in cash in spite of using approximately $7.3 million in cash for stock dividends and stock buy-back during the year. The current ratio continues at a lofty 8 to 1.”

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
Sales	$28,404,879	$28,450,812	$122,699,678	$121,243,248
Gross margin	10,452,447	9,525,130	46,691,516	42,885,710
Operating income	2,219,411	1,703,476	10,583,587	10,262,568
Income before income taxes	2,240,088	2,773,253	11,181,292	12,022,766
Income taxes	869,875	1,321,000	4,569,875	4,512,000
Net income	$1,370,213	$1,452,253	$6,611,417	$7,510,766

Basic net income per share	$0.17	$0.17	$0.77	$0.86
Diluted net income per share	$0.17	$0.17	$0.77	$0.85
Cash dividends per share	$0.12	$0.12	$0.48	$0.42

Average basic shares outstanding	8,282,348	8,577,358	8,539,396	8,761,300
Average dilutive shares outstanding	8,284,812	8,642,379	8,562,533	8,830,713

Selected Balance Sheet Data

	December 31, 2008	December 31, 2007

Total assets	$98,737,791	$100,760,313
Cash	29,951,561	29,427,879
Property, plant and equipment, net	12,014,541	13,944,597
Long-term liabilities	4,918,716	4,044,905
Stockholders' equity	83,728,143	84,930,582